Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the registration statements on Form S-8 (No. 333-209065), Form S-3 (No. 333-229203), Form S-3 (No. 333-229428), and Form S-3 (No. 333-231432) of The Alkaline Water Company Inc., of our report dated June 29, 2018 on our audit of the consolidated balance sheet of The Alkaline Water Company Inc. as of March 31, 2018, and the related consolidated statements of operations, stockholders’ equity and cash flows for the year ended March 31, 2018, which is included in this annual report on Form 10-K.

/s/ AMC Auditing

AMC Auditing
Las Vegas, Nevada
July 1, 2019